UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2021

SURFACE ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38459	46-5543980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hampshire Street, 8th Floor Cambridge, MA	02139
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (617) 714-4096

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001	SURF	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2021, Surface Oncology, Inc. (the “Company”) entered into a First Amendment to Loan and Security Agreement (the “Amendment”) with K2 HealthVentures LLC (together with any other lender from time to time party thereto, the “Lenders”), K2 HealthVentures LLC, as administrative agent for Lenders (the “Administrative Agent”), and Ankura Trust Company, LLC, as collateral agent for Lenders (the “Collateral Agent”), which amends the Company’s existing Loan and Security Agreement, dated November 19, 2019, by and among the Company, the Lenders, the Administrative Agent and the Collateral Agent (the “Existing Loan Agreement”). Under the Amendment, the Lenders will extend up to $50.0 million to the Company, consisting of a first tranche of $25.0 million following the closing (including refinancing of the Company’s outstanding amounts under the Existing Loan Agreement), and two subsequent tranches which together total $25.0 million upon the achievement of certain financial and clinical milestones.

The Amendment contains customary representations and warranties, events of default and affirmative and negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, dispose of assets, make changes to the Company’s business, management, ownership or business locations, merge or consolidate, incur additional indebtedness, pay dividends or other distributions or repurchase equity, make investments, and enter into certain transactions with affiliates, in each case subject to certain exceptions. As security for its obligations under the Amendment, the Company re-affirmed the Lender’s first priority security interest granted under the Existing Loan Agreement on substantially all of the Company’s assets (other than intellectual property), and subject to certain exceptions.

The loan facility carries a 48-month term with interest only payments for approximately 19 months, which can increase to up to approximately 28 months upon achievement of certain financial milestones. The term loan will mature in October 2025 and bears an interest rate of the greater of (i) 8.50% and (ii) the sum of (A) the greater of (x) the prime rate last quoted in The Wall Street Journal (or a comparable replacement rate if The Wall Street Journal ceases to quote such rate) or (y) 3.25%, plus (B) 5.25%. The term loan is subject to mandatory prepayment provisions that require prepayment upon the occurrence of bankruptcy or an insolvency event.

In addition, the Lenders may elect, at any time following the closing prior to the payment in full of the loans under the Amendment, to convert any portion of the principal amount of the loans then outstanding into shares of common stock, par value $0.0001 per share, of the Company, in an amount up to $4.5 million, at a conversion price of (i) with respect to the first $500,000 converted, $1.56 per share and (ii) with respect to any additional amounts converted in excess of $500,000, $7.81 per share (such shares, the “Conversion Shares”), subject to specified limitations if necessary to comply with the rules of the Nasdaq Global Market.

The Amendment, as with the Existing Loan Agreement, also provides the Lenders with certain registration rights with respect to the Conversion Shares. Pursuant to the terms of the Amendment, the Company is obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the Conversion Shares for resale upon request of the Lenders.

The above description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is hereby incorporated by reference in this Item 2.03.

Item 8.01	Other Events.

On October 4, 2021, the Company announced its plans to initiate a randomized Phase 2 clinical study evaluating SRF388 in combination with Roche’s atezolizumab and bevacizumab. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Exhibits

Exhibit Number	Description

10.1	First Amendment to Loan and Security Agreement, dated October 1, 2021, by and among Surface Oncology, Inc. and, K2 HealthVentures LLC and Ankura Trust Company, LLC †

99.1	Press Release issued by the Company on October 4, 2021, furnished hereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because they are both (i) not material and (ii) the type that the registrant treats as private or confidential, in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surface Oncology, Inc.

Date: October 4, 2021	By:	/s/ Jessica Fees
Jessica Fees
Chief Financial Officer